Exhibits 99.1

Houston American Energy Corp. Appoints Martha J. Crawford to Board of Directors

Strategic leader in environmental infrastructure development

HOUSTON, TX – August 4th, 2025 –Houston American Energy Corp. (NYSE American: HUSA) (“HUSA” or the “Company”) today announced the appointment of Martha J. Crawford to its Board of Directors (the “Board”), effective immediately. Dr. Crawford will serve on the Audit Committee and as Chairperson of the Nominating & Governance Committee.

“We are excited to welcome Martha to the Company’s Board of Directors,” said CEO Ed Gillespie. “Martha’s extensive corporate, C-suite and Governance experience in major global firms will be an invaluable asset for HUSA. Her background in chemical and environmental engineering, and in particular, her commitment to renewable technologies and solutions, dovetails with the Company’s key strategic goals and objectives. We believe Martha’s experience will be vital to the Company as we develop and roll out our low-carbon initiatives. We look forward to her contributions to the Board.”

“I am excited to join the Board as HUSA develops its low-carbon technologies and innovation hub on the Gulf Coast,” said Ms. Crawford. “The Company’s strategic vision to be an innovator in the renewable energy and materials space, combined with its accent on scaling already proven technologies, presents a unique and compelling opportunity to make an impact in the circular economy space and bridge a gap between innovation and the capital markets.”

Dr. Crawford holds MS and PhD degrees in chemical and environmental engineering from Harvard University. She also holds an MBA from the French College des Ingenieurs, and a CBE from Colombia Business School. She has previously served as Group Vice President of R&D for Air Liquide and as Senior Executive Vice President, R&D and Innovation for Orano (formerly Areva). She has also taught leadership and corporate governance courses at Harvard Business School. Ms. Crawford serves as an Independent Director for Blink Charging and Aries Clean Technologies. Since 2021, she has been working as an operating partner and advisor with Macquarie Group portfolio companies focused on waste management, recycling and the development of circular economies.

About Houston American Energy Corp.

Houston American Energy Corp. (NYSE American: HUSA) is an independent energy company with a growing and diversified portfolio across both conventional and renewable sectors. Historically focused on the exploration and production of oil and natural gas, the Company is actively expanding into high-growth segments of the energy industry. In July 2025, HUSA acquired Abundia Global Impact Group, a technology-driven platform specializing in the conversion of waste plastics into low-carbon fuels and chemical feedstocks. This strategic acquisition reflects HUSA’s broader commitment to meeting global energy demands through a balanced mix of traditional and alternative energy solutions and positions the Company to capitalize on emerging opportunities in sustainable fuels and energy transition technologies.

For additional information, view the company’s website at www.houstonamerican.com or contact Houston American Energy Corp. at (713) 222-6966.